Exhibit 99.1


       Zones Settles with Washington State Department of Revenue

   AUBURN, Wash.--(BUSINESS WIRE)--xx--Zones, Inc. (the "Company," "Zones"(TM)) (Nasdaq:ZONS), a single-source direct marketing reseller of name-brand information technology products, announced today that it has reached a final settlement with the Washington State Department of Revenue (the "Department") with respect to its state tax audit. The audit results have been under appeal since the Company received an agency determination letter in November 2002. The settlement resolves the tax rate classification of certain vendor cooperative reimbursements under the Washington business and occupation tax. The agreement covers the audit periods 1996-1999 and all periods thereafter through August 2003.
   The Company will record a one time benefit of $2.1 million in the fourth quarter of 2003, effectively reversing the fourth quarter charge taken in 2002 related to this assessment.

   About Zones, Inc.

   Zones, Inc. and its subsidiaries are single-source direct marketing resellers of name-brand information technology products to the small to medium sized business market, large and public sector accounts, while supporting their legacy Mac customers through an inbound call center promoted by circulation of the Mac Zone catalog and a dedicated website. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Microsoft, Sony and Toshiba.
   Incorporated in 1988, Zones, Inc., is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

   This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, vendor support, competition, pressure on margin, variability of operating results, changing methods of distribution, potential disruption of business, potential increases in postage, shipping, and paper costs, reliance on vendor relationships, state revenue or use tax uncertainties, dependence on personnel, reliance on outsourced distribution, rapid technological change and inventory obsolescence, and other risks and uncertainties detailed in the Company's filings with the SEC.

    CONTACT: Zones, Inc.
             Ronald McFadden, 253-205-3000